Exhibit (m)(2)

AMENDED & RESTATED

IVY VARIABLE INSURANCE PORTFOLIOS

SERVICE PLAN

Effective October 1, 2016, as amended February 22, 2017

This Plan is adopted by Ivy Variable Insurance Portfolios f/k/a Ivy Funds Variable Insurance Portfolios (the “Trust”), on behalf of each series of the Trust (each, a “Fund”) listed on Appendix A, as may be amended from time to time, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), to provide for payment by the Class II shares of such Funds of certain expenses in connection with the provision of personal services to the owners of variable life insurance policies or variable annuity contracts funded by Class II shares of the Funds (“Policies”) and/or maintenance of the accounts of such Policies (“Policyowners”). Payments under the Plan are to be made to Ivy Distributors, Inc. (“IDI”).

Service Fee

With respect to the Class II shares of each Fund, the Trust is authorized to pay to IDI an amount not to exceed on an annual basis 0.25 of 1% of the average net assets of such Class II shares as a “service fee” to finance Policyowner servicing by IDI, its affiliated companies, broker-dealers who may sell the Class II shares and other third parties, and to encourage and foster the maintenance of Policyowner accounts. The amounts shall be payable to IDI daily or at such other intervals as the Board of Trustees of the Trust (the “Board”) may determine.

FINRA Definition

The “service fee” shall be considered a payment made by the Class II share for personal service and/or maintenance of Policyowner accounts, as such is now defined by the Financial Industry Regulatory Authority (“FINRA”), provided, however, if FINRA adopts a definition of “service fee” for purposes of Rule 2830 and FINRA Conduct Rules that differs from the definition of “service fee” as presently used, or if FINRA adopts a related definition intended to define the same concept, the definition of “service fee” as used herein shall be automatically amended to conform to the FINRA definition.

Quarterly Reports

IDI shall provide to the Board, and the Board, at least quarterly a written report of the amounts so expended of the service fee paid or payable to it under this Plan and the purposes for which such expenditures were made.

Approval of Plan

This Plan shall become effective as to the Class II shares of a Fund when it has been approved by a vote of at least a majority of that Fund’s outstanding voting securities (as defined in the Act) of that class, and by a vote of the Board, including the trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as trustees of the Trust or as Policyowners) (“independent trustees”) cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the trustees, including the independent trustees, as specified hereinabove for the adoption of the Plan by the trustees and independent trustees.

Trustee Consideration

In considering whether to adopt, continue or implement this Plan, the trustees shall have a duty to request and evaluate, and IDI shall have a duty to furnish, such information as may be reasonably necessary to make an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated as to any Fund at any time by a vote of a majority of the independent trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Class II shares of that Fund without penalty. On termination as to that Fund, the payment of all distribution fees and service fees shall cease, and the Trust shall have no obligation to IDI to reimburse it for any cost or expenditure it has made or may make to distribute the Class II Fund’s shares or to service Policyowner accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for personal service and/or maintenance of Policyowner accounts without approval of the Class II shareholders of that Fund, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.

Trustees

While this Plan is in effect, the selection and nomination of the trustees who are not interested persons of the Fund shall be committed to the discretion of the trustees who are not interested persons of the Trust.

Records

Copies of this Plan and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.

APPENDIX A

TO THE AMENDED & RESTATED

IVY VARIABLE INSURANCE PORTFOLIOS

SERVICE PLAN FOR CLASS II SHARES

This Amended and Restated Schedule A to the Underwriting Agreement dated as of October 1, 2016, (the “Agreement”) is effective as of April 28, 2017 and supersedes any prior Appendix A to the Agreement.

Series

Ivy VIP Advantus Real Estate Securities

Ivy VIP Asset Strategy

Ivy VIP Balanced

Ivy VIP Bond

Ivy VIP Core Equity

Ivy VIP Dividend Opportunities

Ivy VIP Energy

Ivy VIP Global Bond

Ivy VIP Global Growth

Ivy VIP Growth

Ivy VIP High Income

Ivy VIP International Core Equity

Ivy VIP Limited-Term Bond

Ivy VIP Micro Cap Growth

Ivy VIP Mid Cap Growth

Ivy VIP Natural Resources

Ivy VIP Science & Technology

Ivy VIP Small Cap Core

Ivy VIP Small Cap Growth

Ivy VIP Value